Exhibit 99.1

Pamrapo Bancorp’s stockholders approve merger, Court injunction dissolved.

BAYONNE, NJ—(MARKET WIRE)—February 17, 2010— Pamrapo Bancorp, Inc. (NASDAQ: PBCI) announced today that at special meeting of stockholders held on February 11, 2010, its stockholders voted to approve the previously announced merger with BCB Bancorp, Inc. (NASDAQ: BCBP). The final report of the independent inspector of election indicated that 77.3 percent of the shares voted were cast in favor of the merger.

“The vote of our stockholders is the latest demonstration of the strong support for our merger” said Daniel Massarelli, Chairman of the Board of Pamrapo Bancorp, Inc. “We appreciate their support.”

Pamrapo also announced today that on February 16, 2010, the Superior Court of New Jersey, Hudson County, Chancery Division in connection with the lawsuit filed by William J. Campbell, entered an Order dissolving its injunction against the consummation and closing of the merger between Pamrapo and BCB Bancorp, Inc.

The merger remains subject to regulatory approvals.

More information on the Pamrapo-BCB merger can be found at http://www.pamrapo.com/.

Forward-Looking Statements

This press release contains certain forward-looking statements. These statements speak only as of the date they are made. The company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Pamrapo and BCB, increased competitive pressures, the outcome of the stockholder litigation, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Pamrapo is engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Pamrapo files with the Securities and Exchange Commission (the “SEC”).